NEWS RELEASE

For Immediate Release

Contact:

Larry W. Sayre

January 31, 2005

Vice President-Finance & CFO

(620) 663-5551

larry.sayre@collinsind.com

Collins Delays Filing of October 31, 2004 Form 10-K

Hutchinson, Kansas, January 31, 2005 ...........Collins Industries, Inc. (Nasdaq: “COLL”) today announced that the Company's annual report on Form 10-K for the period ended October 31, 2004 would not be filed with the Securities and Exchange Commission on a timely basis.  Company management and the Audit Committee of its Board of Directors are investigating and analyzing the Company’s manner of establishing reserves in various specific workers’ compensation cases. The investigation is not complete and may result in changes to workers’ compensation reserves.  If material, such amounts would likely result in a restatement of previously issued financial statements.  The decision to delay filing of the Form 10-K for the period ended October 31, 2004 was made to permit the Company’s management and Audit Committee to complete the investigation and analysis, and to allow its outside auditors sufficient time to complete the audit of the Company’s October 31, 2004 financial statements.

Collins Industries, Inc. is a leading manufacturer of ambulances (including medical attack vehicles, rescue vehicles and fire emergency vehicles), North America’s largest producer of Type “A” small school buses, the nation’s second largest manufacturer of terminal trucks and a leader in the road construction and industrial sweeper markets. Since 1971, the Company has grown to approximately 900 employees in six plants comprising over one million combined square feet of manufacturing space.   The Company sells its products throughout the United States and abroad.

This press release contains historical and forward-looking information.  The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.   The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements due to certain risks and uncertainties, including, but not limited to, the availability of key raw materials, components and chassis, changes in funds budgeted by Federal, state and local governments, changes in competition, various inventory risks due to changes in market conditions, changes in product demand, substantial dependence on third parties for product quality, interest rate fluctuations, adequate direct labor pools, development of new products, changes in tax and other governmental rules and regulations applicable to the Company, reliability and timely fulfillment of orders and  other risks as  indicated in the Company’s filings with the Securities and Exchange Commission.   The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date released or to reflect the occurrence of unanticipated events.

##########